EXHIBIT 99.1


Wednesday May 18, 2005

FOR IMMEDIATE RELEASE



New Frontier Energy, Inc. Announces Participation in Gathering Line

DENVER, CO - New Frontier Energy, Inc. (NFEI - OTCBB), natural resource exploration and production company, engaged in the exploration, acquisition and development of oil and gas properties in the United States today announced that it invested $1,000,000 in a private offering of Slater Dome Gathering, LLLP ("SDG") which has built a 18 mile gathering line to collect gas from wells capable of producing gas in the Slater Dome/Coal Bank Draw Prospect for which, we received a 30% limited partnership interest in SDG before payout and 25% after payout.

Slater Dome/Coal Bank Draw Prospect consists of approximately 31,631 gross acres of oil and gas leases operated by an independent third party; the Company has a 30% working interest in the prospect. Nine wells and one water disposal well currently exist on the property, and we own an interest in each of these wells, together with the associated equipment and leasehold interests. These wells are currently not producing. Construction of the gathering pipeline has been completed and is in the final stages of testing. The gas gathering line will transport the Company's natural gas from Slater Dome to a Questar transportation line in Baggs, Wyoming. It is anticipated that testing of the line will be completed in May 2005, depending on weather and other factors. New Frontier Energy is anticipating the sale of natural gas in the second calendar quarter of 2005. In addition to potentially providing a market for gas produced from the Slater Dome Prospect together with mitigating our transportation costs, the investment in the gathering pipeline system may also provide an additional source of revenue because gas produced from other owners and operators in the area around the Slater Dome Prospect can be transported through the gathering pipeline for a fee.

There can be no assurances that the Slater Dome Prospect will contain economically viable sources of coal bed methane gas.


About New Frontier Energy, Inc.

New Frontier Energy, Inc. is an independent energy company engaged in the exploration, development and production of natural gas and oil and the acquisition of natural gas and oil properties. The company's current and primary focus is on the development and expansion of the Slater Dome coalbed methane project located in the Sand Wash Basin in northwest Colorado and southwest Wyoming. New Frontier Energy, Inc. also holds 28 different leasehold interests in approximately 40,000 gross acres in its Nucla Prospect located in southwest Colorado. The company's common stock is listed on the over the counter bulletin board under the symbol "NFEI".



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Forward-looking Statements





For further information contact:
                                                Paul G. Laird, President/CEO

                                                Phone: 303-730-9994

This release may contain forward-looking statements including declarations regarding New Frontier Energy, Inc. and it's subsidiary's future and expected performance based on assumptions that the Company believes are reasonable. No assurances can be given that these statements will prove to be accurate. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, decreases in prices for natural gas and crude oil, unexpected decreases in gas and oil production, the timeliness, costs and success of development activities, unanticipated delays and costs resulting from regulatory compliance, and other risk factors described from time to time in the Company's periodic reports filed with the Securities and Exchange Commission